Exhibit 99.1

Pamela L. Davies Elected to Family Dollar Board of Directors

MATTHEWS, N.C.--(BUSINESS WIRE)--January 15, 2009--Family Dollar Stores, Inc. (NYSE: FDO) announced that Pamela L. Davies was elected to its Board of Directors at its Annual Meeting of Stockholders held today at the Company’s corporate headquarters in Matthews, North Carolina. In addition, all incumbent Directors were re-elected at the meeting.

“We continue to strengthen and enhance the expertise of our Board of Directors,” said Howard R. Levine, Chairman and CEO. “Pamela is an excellent addition to our Board. Her extensive experience in strategic planning and marketing will further support our efforts to be a more compelling place to shop, work and invest.”

Dr. Davies is currently the president of Queens University of Charlotte. Dr. Davies also serves on the Boards of Charming Shoppes, Inc., C&D Technologies, Inc., and Sonoco Products Company. Dr. Davies earned a Bachelor of Science from the University of Florida, a Master’s of Science from Missouri State University and a PhD in Strategic Planning and International Business from the University of Tennessee.

The Board has determined that Dr. Davies qualifies as an independent director under the categorical independence standards set forth in the Company’s Corporate Governance Guidelines, as well as applicable Securities and Exchange Commission and New York Stock Exchange requirements. Dr. Davies’ appointment represents an addition to the Family Dollar Board of Directors, bringing the total number of board members to ten, eight of whom are independent directors.

About Family Dollar

Beginning with one store in Charlotte, North Carolina, in 1959, the Company currently operates more than 6,600 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

CONTACT:
Family Dollar Stores, Inc.
Joshua Braverman, 704-814-3447
Public Relations Manager
jbraverman@familydollar.com
http://www.familydollar.com